Exhibit 99.1

FOR IMMEDIATE RELEASE

August 15, 2007

MICRONETICS REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2008

Hudson, NH — (BUSINESS WIRE) – August 15, 2007 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its first quarter ended June 30, 2007 (Q1 FY2008), which include the results of MICA Microwave Corporation (“MICA”) from the acquisition date of June 5, 2007.

Net sales for Q1 FY2008 were $6.3 million, a decrease of 7% or $.5 million compared to $6.8 million for Q1 FY2007. Included in Q1 FY2008 was $546,829 in net sales attributable to MICA. The decrease in net sales was primarily attributable to a decrease in net sales of the Company’s high-powered amplifier products. For Q1 FY2008 the Company reported net income of $185,094 or $.04 per diluted share, as compared to net income of $548,272 or $0.11 per diluted share for Q1 FY2007.

David Robbins, Micronetics’ President and CEO stated, “As expected, consistent with our historical business cycle, our sales declined approximately $550,000 compared to the previous quarter (Q4 FY2007) without the results of MICA. We anticipated an increase in bookings, especially from our high growth markets, and were very pleased to book over $10 million in the quarter, including nearly $1 million booked by MICA. Our backlog is strong, at approximately $19.0 million as of the end of June 2007, including $2.5 million of backlog from Mica. We are optimistic about the future as we work closely with our key customers in IFE&C, Jamming, and BWA markets.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2007.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended June 30,
	2007	2006
Net sales	6,311	6,806
Gross profit	2,394	3,036
Research and development	154	188
Selling, general and administrative expenses	1,639	1,700
Amortization of intangibles	183	178
Other (expense) income	(3)	(56)
Income before income taxes	415	914
Provision for income taxes	230	366
Net income	185	548
Net income per common share:
Basic	.04	.12
Diluted	.04	.11
Weighted average shares Outstanding:
Basic	4,727	4,611
Diluted	4,758	4,936

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 317